SEPARATION AGREEMENT AND RELEASE OF CLAIMS
THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (the “Agreement”), provided as of July 13, 2022, is made between Gartner, Inc., a Delaware corporation having an office located at 56 Top Gallant Road, Stamford, Connecticut ("Gartner" or the “Company”) and Jules Kaufman (the "Employee").
In consideration of the covenants and promises set forth below, Gartner and the Employee, intending to be bound legally, agree as follows:
1. Separation. As it was announced that Employee will be stepping down from his role with the Company, Gartner and the Employee have agreed to sever the employment relationship effective at the close of business on February 15, 2023 (the "Separation Date"), subject to the terms and conditions below.
2. Consideration. Contingent upon full execution and delivery of this Agreement and the expiration of the Revocation Period set forth in Section 7 with no revocation having occurred:
a)    From the Effective Date of this Agreement through August 31, 2022, Employee will continue to serve as General Counsel and be eligible to receive such benefits associated with his position.
b)    From September 1, 2022, through the Separation Date, Gartner will employ Employee in an “on call” capacity in order to ensure an orderly transition of business (the “On Call Period”).  During this On Call Period: (i) Employee will work with Robin Kranich on the transition. Employee will not otherwise perform any work unless specifically requested to do so by Gene Hall, Robin Kranich or their designees; (ii) Gartner shall continue to pay Employee’s existing salary in accordance with Gartner’s normal payroll cycles, less applicable taxes and withholdings required by law; and (iii) Gartner shall continue to provide any benefits in which Employee is presently enrolled as of the date of this Agreement, including the deferred compensation plan and any company matching formula that is provided to other executive officers.
c)    Gartner shall, following the Separation Date, provide Employee with the payments and benefits set forth on Schedule 1. In the event of a material breach of this Agreement by Employee from the effective date of this Agreement through one year following his Separation Date any and all remaining payments or benefits called for by this Agreement will stop, and any right to such payments or benefits claimed by Employee shall be extinguished.
d)     Notwithstanding the foregoing, Employee and Gartner agree that Gartner reserves the right to change Employee’s title and officer status prior to August 31, 2022, in the case of Employee’s resignation, Employee’s material breach of the agreement, or Gartner’s hiring of a replacement.

3. Benefits. Except as specifically set forth in Section 2 above, Gartner and the Employee agree that, commencing on the Separation Date, Employee will not be eligible to receive or participate in any of the benefits or perquisites offered by Gartner to its employees, including, without limitation, medical welfare benefits, the employee stock purchase plan, bonus plans, profit sharing plans, 401(k) plans, deferred compensation plan, stock appreciation rights, performance stock units, vacation, disability insurance, life insurance and severance, except as required by applicable law. Employee further agrees that he is not entitled to any compensation or benefits from Gartner other than what is described in Section 2 above.
4. Continuing Obligations.

a)The Employee acknowledges that the payments and benefits provided herein constitute substantial consideration to him and that he adopts and restates his commitment to adhere to the post-employment obligations set forth in any existing agreements Employee has previously entered into with Gartner or its respective parents, subsidiaries or affiliates, whether such agreements would otherwise be found to be enforceable, without expressly adopting and restating them in this Agreement, including but not limited to his Agreement Regarding Certain Conditions of Employment, Restricted Stock Unit Award Agreement, Performance Stock Unit Agreement, Stock Appreciation Right Agreement, or any other post-termination restrictions he may have regarding intellectual property, confidential information, non-competition and non-solicitation. Such agreements and conditions remain in full force and effect, and are not amended in any way by this Agreement. Employee agrees that in the event he breaches any such agreement or this Agreement, Gartner may change the Separation Date to a date sooner than February 15, 2023 (in which case, the Employee’s compensation and benefits would cease as of new Separation Date) and withhold any amounts otherwise payable to Employee under this Agreement in addition to pursuing all other remedies available.

b)Notwithstanding the foregoing, pursuant to the Defend Trade Secrets Act of 2016: (1) an individual shall not be liable for disclosing a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, or to an attorney; and (ii) solely for purposes of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if made under seal; and (2) an individual who files a lawsuit for retaliation for reporting a suspected violation of law may disclose the employer’s trade secret to his attorney and use the trade secret in the court proceeding if the individual (A) files documents containing the trade secret under seal; and (B) does not disclose the trade secret except pursuant to court order.

c)Employee agrees to notify any subsequent employer of the restrictive covenants referenced in this Agreement. In addition, Employee authorizes the Company to provide a copy of the restrictive covenants referenced in this Agreement to third parties, including but not limited to, the Employee's subsequent, anticipated, or possible future employer.

5. Anti-Disparagement. The Employee agrees not to make any statement, written or verbal, to any third party that may be harmful to Gartner or its parents, subsidiaries or affiliates, or injurious to the goodwill, reputation or business standing of Gartner or its parents, subsidiaries or affiliates at any time in the future. Gartner’s Chief Executive Officer will provide a reference upon request.
6. Release of Claims. The Employee, on behalf of Employee and his heirs, executors, administrators, representatives, successors and assigns, and in consideration of the terms and conditions set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, remises, releases and forever discharges Gartner and its parent, subsidiaries, affiliated corporations, successors and assigns, and their respective officers, directors, shareholders, employees and agents (collectively, the "Releasees") from any and all claims, damages, actions, causes of action, losses, liabilities, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, extents, executions, costs and expenses of any nature whatsoever, including, without limitation, court costs and attorneys' fees, whether or not now known, claimed or suspected, fixed or contingent, in law or in equity (collectively, the "Claims") which the Employee now has, has ever had, has ever claimed to have had or may have against Releasees from the beginning of the world to the date of Employee's execution of this Agreement, including: any and all Claims for violation of the common law, including, but not limited to, wrongful discharge of employment, breach of contract (express or implied), negligent or intentional infliction of emotional distress, negligent or intentional misrepresentations, negligence, slander, defamation or self-defamation; any and all Claims for violation of any federal, state, local or municipal rule, regulation or statute, including, but not limited to, alleged violations of the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. S621 et seq. (the "ADEA"), National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974, as amended; the Immigration Reform Control Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the Occupational Safety and Health Act, as amended; the Consolidated Omnibus Budget Reconciliation Act, as amended; the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. §§ 46a-60 et seq.; the Connecticut whistleblower law, Conn. Gen. Stat. § 31-51m; Connecticut’s free speech law, Conn. Gen. Stat. § 31-51q; the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. §§ 31-51kk et seq.; and any other applicable federal, state or local anti-discrimination, anti-retaliation, equal opportunity, and/or other employment laws; any and all Claims for violation of any public policy having any bearing whatsoever on the terms or conditions of Employee's employment or cessation of employment with Gartner; any and all Claims arising directly or indirectly out of Employee's employment by Gartner; and any and all Claims for attorneys' fees and costs.
This Release of Claims does not impair the express obligations of Gartner that are set forth in this Agreement.
The Employee covenants and agrees that Employee will not assert any claim or initiate any legal or other action against any of the Releasees with respect to any matter covered by the foregoing release. Employee acknowledges and agrees that if Employee or any of his representatives, heirs, executors or administrators should hereafter make against the Releasees any claim or demand or commence or threaten to commence any action, claim or proceeding otherwise prohibited by this

Agreement, this Section may be raised as a complete bar to any such action, claim or proceeding and the applicable Releasees may recover from Employee all costs incurred in connection with such action, claim or proceeding, including attorneys’ fees as allowed pursuant to applicable law, if it is determined that any such action, claim or proceedings is prohibited by this Agreement.
The Employee further covenants and agrees: (i) the consideration provided under this Separation Agreement is more than he is already entitled to receive by law, contract, policy, practice, or otherwise; (ii) he is not owed any wages, commissions, bonuses, sick pay, personal leave pay, severance pay, termination benefits, vacation pay or other compensation or payments or forms of remuneration of any kind or nature, except as expressly provided herein; and (iii) he has not filed a claim with any federal or state Department of Labor concerning his wages, and knows of no basis for asserting a wage and hour claim.
This Agreement does not prevent Employee or Employee’s attorney from filing a charge with the Equal Employment Opportunity Commission (“EEOC”) or other similar federal, state or local administrative agency concerning claims of discrimination, nor does it prevent Employee from participating in an EEOC or other similar federal, state or local administrative agency investigation, hearing or proceeding, although Employee specifically waives the right to recover any damages or other relief in any such claim or suit, except where prohibited by law. In addition, this Agreement does not prevent Employee or Employee’s attorney from (a) filing a charge, complaint, or report with, or otherwise communicating with, cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”) or (b) disclosing documents or information when required by law, court order, subpoena, or other legal requirement promulgated by a Government Agency.

Employee acknowledges that certain states provide that a general release of claims does not extend to claims which the Employee does not know or suspect to exist in his favor at the time of executing the release which, if known by the Employee may have materially affected his entering into the release of claims. Being aware that such statutory protection may be available to him, Employee expressly, voluntarily and knowingly waives any arguable benefit or protection of any such statute in executing this Release, known or unknown.
Nothing in this Agreement shall be deemed to interfere with any obligation of Gartner to indemnify officers of Gartner as required by law or by Gartner’s Articles of Incorporation or Bylaws.
7. Revocation Period. a) The Employee acknowledges that he has seven days after execution of this Agreement to revoke it.

b) IF THE EMPLOYEE DESIRES TO REVOKE THIS AGREEMENT AFTER EXECUTION, HE MUST NOTIFY GARTNER IN WRITING, WHICH WRITING MUST BE RECEIVED BY ROBIN KRANICH, AT 88 GATEHOUSE ROAD, STAMFORD, CT 06902 ON OR BEFORE 11:59 P.M. ON THE SEVENTH DAY AFTER EXECUTION OF THIS AGREEMENT. IF THE

LAST DAY OF THE REVOCATION PERIOD IS A SATURDAY, SUNDAY OR LEGAL HOLIDAY IN CONNECTICUT, THEN THE REVOCATION PERIOD SHALL NOT EXPIRE UNTIL THE NEXT FOLLOWING DAY WHICH IS NOT A SATURDAY, SUNDAY OR LEGAL HOLIDAY. THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE, AND THE CONSIDERATION DESCRIBED ABOVE SHALL NOT BE PAYABLE, UNTIL THE REVOCATION PERIOD HAS EXPIRED WITHOUT SUCH REVOCATION HAVING BEEN GIVEN.
8. No Admission of Liability. Nothing in this Agreement shall be construed as an admission by the Company of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. The Company specifically disclaims and denies any wrongdoing or liability to Employee.
9. Merger and Integration. Except with respect to any existing agreements referenced in Section 4 above, all prior understandings and agreements between the parties are merged into and superseded by this Agreement, which together with applicable stock option plans and this Separation Agreement and Release of Claims, collectively, express the complete understanding and agreement between the parties. Any Gartner policies regarding confidentiality of Gartner or client information remain in full force and effect and are not altered in any way by this Agreement.
10. Headings. The section headings contained in this Agreement are for convenience of reference only, are not intended to be a part of this Agreement and shall not be construed to define, modify, alter or describe the scope or intent of any of the terms, covenants or conditions of this Agreement.
11. Severability. If any term or provision of this Agreement or the application thereof to any person, entity or circumstance shall to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement, or the application of such terms or provisions to such person, entity or circumstance other than those that are held invalid or unenforceable, shall not be affected thereby, and each other term and provision shall be valid and enforced to the fullest extent permitted by law. The parties authorize the court to reduce in scope or modify, if possible, all invalid or unenforceable provisions, so that they become valid or enforceable.
12. Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.
13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Connecticut, without regard to its conflict of laws principles.
14. Waiver of Rights. The Employee understands that there are various state, federal and local laws that prohibit employment discrimination on the basis of, among other things, age, sex, race, national origin, religion and disability and that these laws are enforced by various government agencies. The Employee intends to waive and hereby does waive any right that he may have to bring a claim against Gartner or its parent or affiliates under the Age Discrimination in Employment Act of 1967 as amended, and under any other laws regarding employment discrimination with respect to his employment with Gartner or its parent or affiliates.
The Employee specifically acknowledges the following:
a)the Employee has read this Agreement including the full release of claims and fully understands its terms;
b)the Employee is voluntarily entering into this Agreement knowingly of his own free will and without undue influence or stress;
c)    the waiver specifically refers to rights or claims arising under the Age Discrimination in Employment Act of 1967 as amended;
d)     the Employee has not waived any rights arising after the date that he executes this Agreement;
e)the payments and benefits and other considerations provided by this Agreement are in addition to anything of value to which the Employee is already entitled;

f)the Employee has been advised in writing to consult with an attorney prior to executing this Agreement and has had an opportunity to review this Agreement with an attorney;

g)the Employee has been given a period of 21 days to consider this Agreement;

h)the Agreement provides the Employee with a period of 7 days following the execution of this Agreement to revoke it; and

i)the Agreement will not become effective until the eighth day following execution by the Employee.
If the Employee signs the Agreement prior to the expiration of the period given to Employee within which to consider this Agreement, he does so voluntarily and of his own free will.
15. Arbitration. The parties agree that, to the extent permitted by applicable law, any dispute arising under this Agreement that is not resolved shall be decided by arbitration under the JAMS Employment Arbitration Rules and Procedures, either by JAMS or such other private arbitration service agreed upon by the parties. Such arbitration shall take place before one arbitrator in Stamford, Connecticut, unless the parties mutually agree upon a different location. The cost of the arbitration shall be paid by the non-prevailing party, as allowed pursuant to applicable law.
Notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by Employee of Section 4 of this Agreement, the Company shall also be entitled to commence an action in a state or federal court in Connecticut, seeking temporary, preliminary and permanent injunctive relief and a decree for specific performance of the terms and provisions of this Agreement without the necessity of the Company showing any actual damage or irreparable harm or the posting of any bond or furnishing of any other security. Employee specifically consents to the jurisdiction of such Connecticut court for such action and agrees not to contest jurisdiction or such venue.
16. Amounts Owed to Gartner. Employee acknowledges and agrees that this Separation Agreement and Release of Claims does not operate as a waiver by Gartner of any sums owed by Employee to Gartner, including but not limited to those resulting from duplicative or erroneous payments, commissions paid but not earned (including business takedowns and overdraws), unaccrued PTO days taken, unpaid loan balances, unreturned Company property, or any other reason. Employee reaffirms his obligation to repay any such sums determined to be owed to Gartner and to return any Company property in his possession, and acknowledges that Gartner may withhold and offset such sums (including but not limited to the value of any unreturned Company property) from any amounts otherwise payable to Employee under this Agreement.
17. Tax Consequences. (a) The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder, and any penalties or assessments thereon.

(b) It is intended that this Agreement comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and official guidance thereunder (“Section 409A”), and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. Payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption, and any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. The Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A. In no event will any of the Releasees be liable for or reimburse Employee for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee as a result of Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

For EMPLOYEE:

/s/ Jules Kaufman		Date:	July 14, 2022
Jules Kaufman

For GARTNER, INC.:

/s/ Craig W. Safian		Date:	July 14, 2022

BY:	Craig W. Safian

Title:	Executive Vice President and Chief Financial Officer

Schedule 1
Severance Package
Name:                Jules Kaufman
Separation Date:        February 15, 2023
Severance Pay:    52 weeks of salary continuation at current base salary (which is $535,600 per year) less applicable taxes and withholdings, to be paid in accordance with Gartner’s normal payroll cycles (the “Severance Period”). The Severance Period shall commence after the Separation Date.

Insurance Continuation:    Subject to (i) Employee’s completion and submission of the appropriate COBRA election forms electing to continue Employee’s and/or Employee’s dependents’ current group health insurance coverage under Gartner’s group plan, and (ii) Employee’s payment of his share of the premium for such coverage at the active employee rate, Gartner will pay the employer’s share of the premium for such COBRA coverage for 12 months; provided Gartner’s payments will be reduced or cease as of the date on which the Employee (or, as applicable, his qualified beneficiaries) receive health coverage from another employer.

Special Payments:     Employee shall receive no less than a total of $321,360 (less applicable taxes and withholdings), payable no later than February 2023, when bonuses are paid to Gartner associates, with such timing and amount to otherwise be determined by Gartner in its absolute discretion.
PTO payable:    Accrued but unused PTO (up to 25 days) as of the Separation Date shall be paid following the Separation Date.
Outplacement Services:    Upon request, Gartner will provide up to 6 months of Right Management Executive Outplacement Services.
Equipment:    Employee will keep his Gartner issued iPhone, iPad and Laptop, which will be wiped of all Gartner data on September 1, 2022. To the extent that Employee has personal documents or other personal data on the equipment, Employee should transfer such documents prior to September 1, 2022 to a Google Drive. Employee is not authorized to transfer any Gartner documents or data without prior approval from Sallie Stelter.
Vesting of Equity:    Any equity that is unvested as of February 15, 2023 (or such earlier Separation Date in the case of a violation of Paragraph 4(a)) shall be forfeited. Employee has the right to exercise all stock appreciation rights and other exercisable rights that are vested as of the Separation Date for a period of 90 days following the Separation Date. For purposes of what might otherwise vest before February 15, 2023, the 2022 PSU grant will be determined to vest at target and be subject to a proration equal to 8/12ths. Of this amount, 25% of the determined 2022 PSU would be scheduled to vest before Feb 15, 2023.
Reference by Gene Hall:    Gene Hall will provide an oral reference to prospective employers, upon reasonable notice.